Exhibit 10.3

March 11, 2026

Miles Brittain

Re:	Confidential Retirement Agreement

Dear Miles:

As we discussed, you have notified NWPX Infrastructure, Inc. (the “Company”) that you wish to retire, and the Company has accepted your resignation from your full-time role of Executive Vice President, effective April 3, 2026. Provided below are details your transition from full-time employment to part-time status, subject to your agreement to certain terms and conditions.

This Confidential Retirement Agreement (the “Agreement”) sets forth an amicable arrangement for the termination of your full-time employment by providing you with Continued Employment, pay and benefits in exchange for, among other things, a release of claims. This Agreement is not an acknowledgement of wrongdoing by you or the Company. If you enter into this Agreement, you agree that you are doing so voluntarily.

1.    End of Full-Time Employment. Your full-time employment with the Company will end on April 3, 2026.

2.    Performance Share Units. In accordance with the terms of the Performance Share Unit Agreement, your shares that vest on March 31, 2026 shall vest on that date. Any shares that are unvested at the time your full-time employment ends will be forfeited, as discussed below.

3.    Return of Company Property. With the exception of your company provided cell phone and laptop computer which will remain in your possession, on your last day of full-time employment or immediately thereafter, you must return any and all Company property in your possession or control, including but not limited to any Company credit cards, keys, card keys, employee badges, documents (including all financial and accounting documents), manuals, customer and product lists and information, equipment, supplies, strategic planning information, and human resources information, as well as any other property belonging to the Company or any Company-owned or affiliated company.

4.    Continued Employment. You will remain a Company employee in a part-time capacity from April 6, 2026 until April 15, 2029 (the “Continued Employment Period”). During that time, your title will be Consultant. In this role, you will be expected to be reasonably available to the Company to provide consulting services, as requested, in areas of your expertise including but not limited to operations, capital project deployment, business analysis, the steel market, metallurgical and quality matters, and the evaluation and analysis of potential merger and acquisition targets. The amount of time needed to perform these services may vary during the Continued Employment Period at the Company’s discretion, but it is expected to be no more than eighty (80) hours per month. The Company expects that most if not all of this work can be performed remotely, though you agree to be available to come into the office as reasonably requested from time to time by the Company during the Continued Employment Period.

5.    Pay and Benefits During Continued Employment Period. The Company shall pay you $175,000 per year, less applicable deductions and withholdings, to be paid in equal installments in accordance with the Company’s regular payroll cycles. You will be eligible for the same benefits, including 401(k) plan participation and health insurance, generally made available to Company employees but you will not be eligible for any incentive compensation programs.

The Continued Employment Period and the pay and benefits provided in this Agreement are in lieu of all other forms of severance or other compensation payments under any Company policy, plan, practice or agreement (excluding vested retirement benefits). They are unique and exclusive to you and are available to you only if you execute and do not revoke this Agreement. They constitute additional benefits and compensation to which you would not otherwise be entitled. By accepting this Agreement, you hereby waive any other benefits and compensation that may be provided under any other agreement or the Company’s (or any of its subsidiaries or affiliates’) policies, plans or practices (excluding vested retirement benefits). You specifically acknowledge that in exchange for the Continued Employment Period and the pay and benefits provided in this Agreement, you waive any rights to receive any Performance Share Units (“PSUs”) - pursuant to the Performance Share Unit Agreements (the “PSU Agreements”) you entered into with the Company as of March 28, 2024 and March 27, 2025 – during the Continued Employment Period. This specific waiver is made pursuant to Section 1.15 of the PSU Agreements.

6.    Treatment of Restricted Stock Units. The Company will honor the original terms of the Restricted Stock Unit (“RSU”) agreements during your Continued Employment Period as follows:

Vest Date	Award Date	Number of Shares
January 15, 2027	March 28, 2024	962
January 15, 2027	March 27, 2025	862
January 14, 2028	March 27, 2025	864

7.    Termination. Employee’s employment and this Agreement may be terminated: (i) by Employer with or without Cause (as defined below); (ii) by Employer due to Employee’s death or Disability (as defined below); or (iii) by Employee.

7.1    Termination by Employer for Cause. Employer shall have the right, at its option, to immediately terminate Employee’s employment and this Agreement for Cause.

(i)“Cause” means any of the following, as reasonably determined by Employer:

a)    any material breach of this Agreement by Employee;

b)    Employee’s refusal or repeated failure to perform, or gross negligence (defined as extreme indifference to or reckless disregard for Employee’s obligations, duties, loyalties, or responsibilities to Employer) in performing, those assigned job responsibilities which are reasonably consistent with the duties of Employee’s position, as directed by the VP/GM, or his designee, including any deliberate or grossly negligent disregard of the written rules or policies of Employer;

c)    Employee’s engagement in any dishonesty, excluding unintentional or minor acts or omissions, with respect to Employer (including without limitation acceptance of any bribes or kickbacks or other acts of self-dealing), fraud, embezzlement, theft, misappropriation of funds or other assets of Employer, or an undisclosed conflict of interest that can reasonably be expected to have a material adverse effect on the affairs of Employer or, in Employer’s discretion, would tend to impugn Employee’s reputation or the reputation of Employer;

d)    Employee’s commission of an intentional act, or intentional failure to act, that is materially detrimental to the reputation, character or standing of Employer, constitutes disloyalty, dishonesty or intentional breach of fiduciary duty to Employer, or that otherwise materially jeopardizes or compromises Employer’s business relationships or performance or, in Employer’s discretion, impugns Employee’s reputation or the reputation of Employer; or

e)    the unauthorized disclosure by Employee of any Confidential Information or trade secret of Employer.

For the avoidance of doubt, unless accompanied by conduct falling under one of the categories set forth in this Section 7.1(i), “Cause” does not include: (1) differences of opinion with respect to strategy or implementation of business plans, (2) the success or lack of success of any such strategy or implementation, or (3) any failure to achieve any performance targets, whether relating to Employee, Employer, or otherwise.

(ii)     Notwithstanding the foregoing, the conduct described in Sections 7.1(i)(a) and (b) shall not constitute Cause unless: (A) Employer has delivered to Employee written notice identifying the conduct deemed to qualify as Cause; and (B) Employee fails to take sufficient remedial action to cure the conduct, as reasonably determined by Employer, within thirty (30) days after delivery of the notice.

7.2    Termination Due to Employee’s Death or Disability. Employee’s employment will automatically terminate upon Employee’s death. Employer’s decision to terminate because of Disability shall be based on its good faith determination that Employee is unable, as a result of physical or mental illness, to perform the essential functions of his position, despite reasonable accommodation, for an aggregate of ninety (90) days during any twelve (12)-month period (“Disability”). Employer’s determination of Disability will consider any reasonable accommodation that Employer may provide without undue hardship and any other considerations required by law. For the avoidance of doubt, a termination due to Employee’s death or Disability shall not be considered a Termination by Employer without Cause for purposes of Severance, as set forth in Section 8.2.

7.3    Termination by Employer Without Cause. Employer may terminate Employee’s employment and this Agreement without Cause by delivering at least thirty (30) days prior written notice stating the Termination Date. During the period between the delivery of the notice of termination and the Termination Date (“Notice Period”), Employee’s employment shall continue, and Employee shall continue to perform his duties and cooperate in the orderly transition of his duties. Employer may, at its option, pay Employee’s then-current Base Salary for the Notice Period and excuse him from any further duties during the Notice Period.

7.4    Resignation by Employee Without Cause. Employee may resign his employment without cause and terminate this Agreement by giving Employer at least thirty (30) days’ prior written notice of the Termination Date. Employer may, at its option, pay Employee’s then-current Base Salary for the Notice Period and excuse him from any further duties during such period.

8.           Payments upon Termination.

8.1    Accrued Salary and Vested Benefits. Regardless of the reason for termination, Employer will pay Employee all earned Base Salary under Section 5 through the Termination Date in a timely manner as required by law, and any unreimbursed business expenses no later than sixty (60) days after the Termination Date, and Employee will also be entitled to receive any vested benefits, consistent with any applicable plan or agreement (“Accrued Salary and Vested Benefits”). Accrued Salary and Vested Benefits shall expressly exclude, and Employee will have no rights to any unvested benefits, unearned Base Salary, or any other compensation or payments after the Termination Date except as stated in this Section 8.

8.2    Severance Pay for Termination by Employer Without Cause.

(i)    Employee shall be eligible for severance pay (“Severance”), contingent upon Employee’s timely execution and non-revocation of a release agreement in a form mutually acceptable to Employer and Employee (“Release”) and substantially similar to the release attached as Exhibit A, if Employer terminates Employee’s employment during the Continued Employment Period without Cause pursuant to Section 7.3. Severance shall be in a gross amount equivalent to the unpaid Base Salary the Employee would have received during the remainder of the Continued Employment Period.

(ii)    If Employee is eligible for Severance, Employer shall pay the Severance as follows, provided that the following preconditions (“Preconditions”) have been met: (a) Employee has executed the Release following the Termination Date (but in no event later than the time period specified in the Release for its execution); and (b) such Release is in full force and effect, taking into account the revocation period applicable to the Release. Employer shall pay the Severance in a lump sum on the payroll immediately following the Employee’s termination. In addition, Company health insurance benefits shall continue without interruption, with the Company paying for the Employee’s COBRA premiums for the remainder of the Continued Employment Period. For the avoidance of doubt, failure by Employee to timely execute the Release in accordance with this Section 8.2 shall result in forfeiture of the Severance.

9.    Release of Claims. In consideration for the Continued Employment Period and the pay and benefits provided in this Agreement, you and your heirs, executors, representatives, agents, insurers, administrators, successors and assigns fully waive, release and discharge the Company, including, without limitation, all of the Company’s related corporations, affiliates, parents, subsidiaries, joint ventures, and current and former directors, officers, employees, agents, attorneys, insurers, shareholders, representatives and assigns (the “Released Parties”), from any and all liability, damages, claims or causes of action, direct or indirect, known or unknown, relating in any way to your employment with the Company or the termination of that employment. You acknowledge and understand that by entering into this Agreement, you are waiving and releasing any legal claims you may have relating to your employment at the Company and the termination of that employment.

This release also includes, but is not limited to, all claims against the Released Parties under any local, state or federal laws, including but not limited to ERISA, 29 U.S.C. § 1001, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, as amended; the Post Civil War Civil Rights Acts, 42 U.S.C. §§ 1981-1988; the Civil Rights Act of 1991; the Equal Pay Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Rehabilitation Act of 1973; the Uniformed Services Employment and Reemployment Rights Act; the Fair Labor Standards Act; Executive Order 11246; the Sarbanes-Oxley Act, as amended; the Worker Adjustment and Retraining Notification Act, as amended; the National Labor Relations Act, as amended; the Genetic Information Nondiscrimination Act; and all other federal, state, or local common or statutory law theories and all federal, state, or local labor, employment or wage laws that may legally be waived.

This release covers any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, paid leave, or vacation. The Company’s records indicate that you have received all wages and other compensation which you are owed in connection with your employment. By signing this Agreement, you acknowledge and agree that the pay and benefits provided in this Agreement fully satisfy and resolve any dispute regarding the amount of wages or other compensation owed you by the Company.

This release and the ADEA release in Section 10 do not waive any rights you may have, if any, in vested retirement benefits with the Company or for unemployment compensation benefits with a state agency. The releases also do not prevent you from pursuing a claim that the Company has violated the terms of this Agreement. Your releases also do not prevent you from filing a claim for discrimination, or participating in an investigation, with the Equal Employment Opportunity Commission, the National Labor Relations Board or any applicable state labor agency, but you agree not to accept any monetary damages or other compensation for any claim.

10.    Specific Release of ADEA Claims. In further consideration of the Separation Pay and Separation Benefits provided to you in this Agreement, you hereby irrevocably and unconditionally fully and forever waive, release and discharge the Released Parties from any and all claims, whether known or unknown, from the beginning of time to the date of your execution of this Agreement, arising under the Age Discrimination in Employment Act (“ADEA”), as amended, and its implementing regulations, including the Older Workers’ Benefit Protection Act. By signing this Agreement, you hereby acknowledge and confirm that (i) you have read this Agreement in its entirety and understand all of its terms; (ii) you have been advised of and have availed yourself of your right to consult with your attorney prior to executing this Agreement; (iii) you knowingly, freely and voluntarily agree to all of the terms and conditions set out in this Agreement, including, without limitation, the waiver, release and covenants contained herein; (iv) you are executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled; (v) you were given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of your choice, although you may sign it sooner if desired; (vi) you understand that you have seven (7) days from the date you sign this Agreement to revoke the release in this Section by delivering notice of revocation to Megan Kendrick, Vice President of Human Resources at mkendrick@nwpipe.com by e-mail before the end of such seven (7)-day period; and (vii) you understand that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which you sign this Agreement. The parties agree that any changes to this Agreement, whether material or not, do not restart the running of the twenty-one (21)-day period.

If you sign and do not revoke this Section, this Agreement will become effective, in its entirety, on the eighth (8th) day after you sign this Agreement (the “Effective Date”).

11.    Covenant Not to Sue. You agree not to lodge, file or bring any suit, charge, complaint or other form of action against the Company or its directors, trustees, servants, officers, agents, employees, subsidiaries, affiliates, divisions, insurers, successors or assigns, relating in any way whatsoever to any matters released herein. This paragraph does not apply to charges filed with the Equal Employment Opportunity Commission or an equivalent state agency.

12.    Supplemental Release. You further agree that you will sign a supplemental release, in a form similar to that attached here as Exhibit A, on or shortly after your last day of employment.

13.    Acknowledgement of Receipt of Wages. You acknowledge that you have been paid in full all sums due and owing by virtue of your employment with the Company.

14.    Confidentiality of Agreement. You agree to hold confidential the terms and conditions of this Agreement, except as otherwise provided by law. You may, however, discuss the terms and conditions of this Agreement with your significant other, attorney and tax advisor. You agree that you will take all steps reasonably necessary to ensure that those parties to whom disclosure is permitted will maintain the confidentiality of this Agreement and that you will be personally liable if they violate the confidentiality of this Agreement. In no manner will this obligation prevent you from responding to any government agency, court order or subpoena with truthful and accurate information.

15.    Confidentiality Obligations. You acknowledge that you have a duty as a former employee of the Company to keep confidential all proprietary or confidential information obtained by you during the course of your employment with the Company. During the course of your employment, you have had access to and have used substantial amounts of Company confidential and proprietary information, including but not limited to proprietary processes and procedures; financial and accounting information; strategic planning information; human resources information; Company policies, procedures and objectives; Company operating information; and customer and supplier information (“Confidential Information”). You agree to maintain the strict confidentiality of all Confidential Information after your employment at the Company ends and at all times in the future except when required by law, e.g., upon subpoena by a government agency. You agree to immediately notify the Company in writing upon receipt of such a summons, subpoena or other request for any Confidential Information. You understand that your disclosure of Confidential Information to anyone may subject you and any other user of that information to legal and equitable claims by the Company.

16.    Non-Disparagement. You agree that you will not in any way disparage or harm the name or reputation of the Company, any Company-owned business or any Company affiliate, including any such entities’ past or present officers, directors, employees, agents or attorneys, in either their personal or official capacities. In no manner will this obligation prevent you from responding to any government agency, court order or subpoena with truthful and accurate information. This obligation also does not prevent you from disclosing or discussing conduct that constitutes unlawful discrimination, harassment, retaliation, a wage and hour violation, or sexual assault, or any other conduct that you are entitled to disclose pursuant to applicable federal, state, or local law. Nothing in this Agreement restricts you from exercising rights protected by state or federal law, including the rights to engage in concerted, protected Section 7 activity under the National Labor Relations Act.

17.    Cooperation with Company Matters. You agree that, if requested by the Company, you will cooperate and provide truthful and accurate information to the Company in connection with matters about which you have knowledge or in defense of threatened, ongoing or future litigation, claims, or administrative or arbitration proceedings against the Company or any of its affiliates. After the Continued Employment Period ends, the Company will reimburse you for such time at an hourly rate of compensation that is based on your annual base salary at the Company as of April 3, 2026.

18.    Right to Seek Injunctive Relief. You acknowledge that any breach of your obligations under the confidentiality and non-disparagement provisions of this Agreement would constitute a material breach of the Agreement. You further acknowledge that the Company’s remedy at law for any actual or threatened breach of those obligations would be inadequate and that the Company will, in addition to whatever remedies it may have at law or in equity under this Agreement, be entitled to immediate injunctive relief from any actual or threatened breach of those provisions.

19.    Entire Agreement; Applicable Law. This Agreement reflects the entire agreement and understanding between you and the Company and supersedes and replaces all other oral or written understandings regarding your employment except: the Restricted Stock Unit Agreement. You acknowledge that you are not relying upon any other representations, arrangements or understandings in signing this Agreement. This Agreement shall be construed in accordance with and governed by the statutes and common law of the State of Washington. No changes may be made to the terms of this Agreement except in a writing signed by you and the Company’s President.

20.    Severability. If any portion or provision of this Agreement is held invalid or unenforceable, the remainder of the Agreement will be deemed severable, will not be affected, and will remain in full force and effect.

21.    Voluntary Execution. You acknowledge that you have read this Agreement and understand it, and that you are entering into it voluntarily.

If you agree to this Agreement, please sign and return it to me. If you have any questions concerning this Agreement, please feel free to contact me.

Sincerely,

/s/ Scott Montross

Scott Montross

President and CEO

I have carefully reviewed the Confidential Retirement Agreement set forth above. I understand that it includes a release of legal claims, and I knowingly and voluntarily accept its terms.

/s/ Miles Brittain	March 11, 2026
Miles Brittain	Date

ATTACHMENT 1
SUPPLEMENTAL RELEASE AND WAIVER

Pursuant to the terms of the Confidential Retirement Agreement between NWPX Infrastructure, Inc. and Miles Brittain, effective April______, 2029, the parties agree as follows:

Final Pay. Your final pay under the Confidential Retirement Agreement will be paid in a lump sum in accordance with the Company’s regularly scheduled payroll cycle following the Effective Date of this Supplemental Release and Waiver.

Supplemental Release and Waiver. In consideration for these separation benefits and those provided in the Confidential Retirement Agreement, and to the fullest extent permitted under applicable law, you release the Company, including, without limitation, all of the Company’s related corporations, affiliates, parents, subsidiaries, joint ventures, and current and former directors, officers, employees, agents, attorneys, insurers, shareholders, representatives and assigns (the “Released Parties”), from any claims you might have, whether known or unknown to you at this time, in connection with your employment or your separation from employment. This release includes any claims you might have under applicable state, federal, or local law dealing with employment, contract, wage and hour, tort, or civil rights matters including, but not limited to, applicable state civil rights or wage payment laws, the Employee Retirement Income Security Act (ERISA), Title VII of the Civil Rights Act of 1964, the Post-Civil War Civil Rights Acts (42 U.S.C. §§ 1981-1988), the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the Uniformed Services Employment and Reemployment Rights Act, the Fair Labor Standards Act, sections 503 and 504 of the Vocational Rehabilitation Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, Executive Order 11246, and Washington employment statutes, all as amended, and any regulations under such laws.

This release does not affect any rights you might have for benefits under any applicable medical insurance, disability, workers’ compensation, unemployment compensation, or retirement programs. This release also does not prevent you from filing a claim with the Equal Employment Opportunity Commission or the applicable state labor agency, but you agree not to accept any monetary damages or other compensation for any claim.

Older Workers Benefit Protection Act. Pursuant to the Older Workers Benefit Protection Act, you acknowledge that: (a) the Company encourages you to consult with an attorney prior to executing this Supplemental Release and Waiver; (b) you have read the release and understand the effect of your release and that you are releasing legal rights; (c) you are aware of certain rights to which you may be entitled under certain statutes and laws identified in the release; (d) you have had at least twenty-one (21) days to consider this Supplemental Release and Waiver, which ran concurrent with your continued employment pursuant to your Separation Agreement; (e) you do not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this waiver is executed; and (f) as consideration for executing this Supplemental Release and Waiver, you have received additional benefits and compensation of value to which you would not otherwise be entitled. You may revoke your acceptance of this Supplemental Release and Waiver within seven days of your acceptance by sending a written statement to that effect addressed to the attention of Megan Kendrick, SVP of Human Resources. Unless you revoke it within those seven days, this Supplemental Release and Waiver will be effective on the eighth day after you have signed it (“Effective Date”).

Accepted ____________, 20__

__________________________

Miles Brittain

Accepted _____________, 20__

__________________________

[Executive’s signature]

_________________________ [Printed name of Executive]

_________________________[Title]

NWPX Infrastructure, Inc.